Exhibit 2.1

MERGER AGREEMENT

BY AND AMONG

VIGNETTE CORPORATION,

SILVER STREAM CORPORATION,

AND

MICRONETS, INC.

April 7, 2008

-i-

-ii-

10.	Termination		49

	10.1	Termination of the Agreement	49
	10.2	Effect of Termination	50
	10.3	Transaction Expenses	50

11.	Miscellaneous		50

	11.1	Press Releases and Public Announcements	50
	11.2	No Third-Party Beneficiaries	50
	11.3	Entire Agreement	50
	11.4	Succession and Assignment	50
	11.5	Counterparts	51
	11.6	Headings	51
	11.7	Notices	51
	11.8	Governing Law	52
	11.9	Forum Selection; Consent to Jurisdiction	52
	11.10	Amendments and Waivers	52
	11.11	Severability	52
	11.12	Construction	52
	11.13	Incorporation of Exhibits and Schedules	52
	11.14	Attorneys’ Fees	53
	11.15	Waiver of Jury Trial	53

EXHIBITS

Exhibit A Form of Voting Agreement
Exhibit B Legal Opinion of Company Counsel
Exhibit C Form of Offer Letter/Non-Competition Agreement

-iii-

MERGER AGREEMENT

This Merger Agreement (the “Agreement”) is entered into as of April 7, 2008, by and among Vignette Corporation, a Delaware corporation (“Parent”), Silver Stream Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and MicroNets, Inc., a Delaware corporation (“Company”). Parent, Merger Sub and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and Company intend to enter into a business combination transaction.

B. The Boards of Directors of Company and Merger Sub (i) have determined that the merger of Merger Sub and the Company (the “Merger”) is consistent with and in furtherance of the long-term business strategy of Company and Merger Sub and fair to, and in the best interests of, Company and Merger Sub and their respective stockholders, (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) have adopted resolutions declaring the Merger advisable and (iv) have determined unanimously to recommend that the stockholders of Company and Merger Sub, respectively, adopt this Agreement and approve the Merger.

C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has adopted a resolution declaring the Merger advisable.

D. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the merger of Merger Sub into Company whereby Company will become a wholly owned subsidiary of Parent.

E. In connection with the Merger, each share of the Company’s Series A Preferred Stock (the “Company Preferred Stock”) shall be exchanged for cash upon the terms and subject to the conditions of this Agreement.

F. Concurrently with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement certain stockholders of Company are entering into agreements in the form attached hereto as Exhibit A (the “Voting Agreements”).

G. At the time of the execution of this Agreement, certain Company employees to be identified by Parent will have (i) accepted employment with Parent by executing offer letters or (ii) executed agreements not to compete in any related business and not to solicit employees of Parent or Company.

NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:

AGREEMENT

SECTION 1

1. Certain Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings. Certain other terms are defined in the text of this Agreement.

“Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

“Company Capital Stock” shall mean the Company Series A Preferred Stock and the Company Common Stock.

“Knowledge” shall mean with respect to a Party the actual knowledge of the Party’s officers and other managerial employees, after due and diligent inquiry of those other employees, consultants and contract workers of such Party whom such individuals have reason to believe would have actual knowledge of the matters represented.

“Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, prospects, condition (financial or otherwise) or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall (i) any change in the market price, trading volume or Nasdaq listing status of the Parent Common Stock, nor (ii) the failure by Parent to meet revenue or earnings forecasts of equity analysts reflected in the First Call consensus estimate, or any other revenue or earnings forecasts, for any period ending on or after the date of this Agreement, in and of itself constitute a Material Adverse Effect with respect to Parent; and provided further, however, that that none of the following shall be deemed to constitute a Material Adverse Effect with regard to any Party: any adverse change, event, development, or effect arising from or relating to (A) general business or economic conditions; (B) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent the same do not disproportionately affect such Party; (C) changes in GAAP; (D) the impact of this Agreement, the identity or business plans of the Parent or its Affiliates, or the announcement or consummation of the Merger on the Company’s relationships with customers, suppliers, distributors or partners; or (E) the taking of any action contemplated by the Transaction Documents.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Person” shall mean any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture estate, association, organization, labor union or governmental entity.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Stock Per Share Merger Consideration” shall mean (x) $5,250,000.00 minus the Closing Costs, divided by (y) 6,100,000. The Preferred Stock Per Share Merger Consideration shall be set forth on the Merger Consideration Schedule as the same shall be in effect as of the Closing.

“Reasonable Best Efforts” means best efforts, to the extent commercially reasonable.

“Straddle Period” shall mean any taxable period that includes but does not end on the Closing Date. The real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company allocable to the Pre-Closing Tax Period shall be computed as if such Taxable Period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.

SECTION 2

2. The Merger.

2.1 Effective Time. As soon as practicable on or after the Closing Date (as defined herein), and upon the terms and subject to the conditions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing (or such later time as may be agreed upon in writing by Parent and Company and specified in the Certificate of Merger) being referred to herein as the “Effective Time”).

2.2 Closing. The closing of the Merger (the “Closing”) will take place as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 8 hereof (the “Closing Date”), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746-5546.

2.3 Effect of the Merger. At the Effective Time of the Merger, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Company (Merger Sub and Company are sometimes referred to herein as the “Constituent Corporations” and Company after the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, (iii) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation and (v) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

SECTION 3

3. Effect of Merger; Exchange of Certificates.

3.1 Merger Consideration; Conversion of Company Capital Stock.

(a) Payment of Merger Consideration; Company Capital Stock. On the terms and subject to the conditions of this Agreement, the aggregate Merger Consideration to be paid by Parent (the “Merger Consideration”) shall consist of $6,550,000.00, $1,300,000.00 of which has been paid prior to the Effective Time to the Company in the form of convertible promissory notes. The balance of $5,250,000.00, reduced by the closing expenses to be paid by Parent as detailed on the Merger Consideration Schedule (the “Closing Costs”), shall be paid in accordance with this Section upon the Closing. As of the Effective Time of the Merger, each share of Company Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (other than shares, if any, held by persons exercising appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”) as provided in Section 3.5 below), shall, by virtue of the Merger and without any action on the part of Company stockholders, be converted into the right to receive the Preferred Stock Per Share Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be cancelled without receiving any Merger Consideration.

(b) Merger Consideration Schedule. Attached hereto as Schedule 3.1(b) is a schedule (the “Merger Consideration Schedule”) reflecting the amount of cash payable under Section 3.1 hereof to each holder of the Company Capital Stock (as of the date hereof in the Company’s transfer books) determined in accordance with the terms hereof, including the mailing address for each holder and specifying the amount to be paid to such holder upon the Closing. No later than two (2) business days prior to the Closing Date, Company shall deliver to Parent a revised Schedule 3.1(b); provided that (i) all changes to such schedule must be reasonably acceptable to Parent and (ii) in no event will any such changes increase the aggregate amount of Merger Consideration.

3.2 Cancellation of Company-Owned Stock . Each share of Company Common Stock or Company Preferred Stock held by Company or any direct or indirect wholly-owned subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereto.

3.3 Capital Stock of Merger Sub. Each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

3.4 Treatment of Company Options and Warrants.

(a) Each option to purchase shares of Company Common Stock (a “Company Option”) that is not exercised prior to the Effective Time shall be terminated in accordance with the terms of the Company’s 2006 Long-Term Incentive Plan (the “Company Option Plan”). Within a reasonable period of time following the Closing Date, the Surviving Corporation shall notify each holder of a Company Option that the shares of Company Common Stock were exchanged for no Merger Consideration and that therefore the Company Option should be considered terminated.

(b) At the Effective Time, all warrants to purchase shares of the Company Capital Stock shall either have been terminated or exercised in accordance with the terms of such warrants.

3.5 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent the right to receive cash in accordance with Section 3.1, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Section 262 of the DGCL.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal or purchase of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or purchase of the Company Capital Stock or offer to settle or settle any such demands.

3.6 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint itself as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Cash. Promptly after the Effective Time of the Merger, Parent shall make available for exchange in accordance with this Section 3.6, through such reasonable procedures as Parent may adopt, the amount of cash issuable pursuant to Section 3.1.

(c) Exchange Procedures. The Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Capital Stock (the “Certificates”) whose shares are being converted into the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, in each case within five (5) business days after the Effective Time of the Merger or, in the case of each such holder who reasonably requests delivery thereof forthwith, as soon as such Letter of Transmittal and instructions become available before the Closing Date. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or, in lieu of such Certificate, an Affidavit (as defined below), together with such letter of transmittal, duly executed, the holder of such Certificate or Affidavit, as the case may be, shall be entitled to receive in exchange therefor the amount of cash to which the holder of Company Capital Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Company Capital Stock. From and after the Effective Time of the Merger, until surrendered as contemplated by this Section 3.6(c), each Certificate shall be deemed for all corporate purposes to evidence the amount of cash into which the shares of Company Capital Stock represented by such Certificate have been converted. The Exchange Agent, or such agent or agents as may be appointed by Parent, shall be authorized to pay the cash attributable to any previously issued Certificate that has been lost or destroyed upon receipt of satisfactory evidence of ownership of Company Capital Stock represented thereby and of a reasonable affidavit of loss (an “Affidavit”).

(d) No Further Ownership Rights in Capital Stock of Company. The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Section 3.6(c); provided that the presenting holder is listed on Company’s stockholder list as a holder of Company Capital Stock.

(e) Required Withholding. Parent, the Surviving Corporation, the Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code (as defined below) or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary in this Section 3.6, neither the Parent or the Surviving Corporation shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) No Further Transfers. At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock is presented to the Surviving Corporation or Parent, such stock certificate shall be canceled and shall be exchanged as provided in Section 3.6 hereof.

3.7 Taking of Necessary Action; Further Action. Parent, Merger Sub and Company shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Time of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

3.8 Adjustments for Stock Splits. The share and per share information herein shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Company Capital Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

SECTION 4

4. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by the Company to Parent dated as of the date hereof (the “Company Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company contained in the section of this Agreement corresponding by number to such disclosure:

4.1 Organization; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority as a corporation or business entity to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation or business entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) A true and complete list of all of the Company’s subsidiaries, together with the jurisdiction of formation of each subsidiary and the percentage of each subsidiary’s outstanding capital stock or equity interests owned by the Company or another subsidiary of the Company is set forth in Section 4.1(b) of the Company Schedule. Other than the Company’s subsidiaries listed in Section 4.1(b) of the Company Schedule, neither the Company nor its subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. The Company has not agreed to make nor is obligated to make nor is bound by any written or oral agreement, contract, understanding, negotiable instrument, commitment or undertaking of any nature (a “Contract”) in effect as of the date hereof or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

4.2 Certificate of Incorporation and Bylaws. The Company has previously furnished to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws for the Company and the equivalent organizational documents for each subsidiary, in each case as amended and in effect as of the date of this Agreement (together, the “Company Charter Documents”). Such Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and none of the Company’s subsidiaries is in violation of any of the provisions of its equivalent organizational documents. Section 4.2 of the Company Schedule lists the directors and officers of the Company and each of the Company’s subsidiaries.

4.3 Capitalization

(a) As of the date of this Agreement, the entire authorized and issued capital stock of the Company and each of its subsidiaries consists of:

(i) 6,300,000 shares of Preferred Stock, all of which are designated as Series A Preferred, of which 6,100,000 shares are issued and outstanding, and 12,900,000 shares of Common Stock, of which (A) 3,600,000 shares are issued and outstanding and (B) 6,100,000 shares are reserved for issuance upon conversion of the Preferred Stock currently outstanding (collectively, “Company Capital Stock”).

(ii) 100 shares of Common Stock of the Company’s subsidiary, MicroNets Corporation, S.R.L. (“MicroNets Romania”), of which 100 are issued and outstanding (“Subsidiary Capital Stock”).

(iii) All of the issued and outstanding shares of Company Capital Stock and Subsidiary Capital Stock set forth above have been duly authorized, are validly issued, fully paid, and non-assessable, are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of the DGCL, the Company Charter Documents or any contract to which the Company or any subsidiary is a party or otherwise bound (in each case that has not been waived) and are held of record by the respective stockholders as set forth in the Merger Consideration Schedule (in the case of the Company) or by the Company (in the case of 99% of the outstanding shares of Common Stock of MicroNets Romania). Neither the Company nor any subsidiary has declared, nor is there accrued, any dividend or distribution with respect to any shares of Company Capital Stock or Subsidiary Capital Stock. None of the issued and outstanding shares of Company Capital Stock or Subsidiary Capital Stock has been issued in violation of any preemptive rights or rights to subscribe for or purchase securities.

(b) Section 4.3(b) of the Company Schedule lists all of the holders, as of the date of this Agreement, of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require the Company or any subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock (the “Stock Rights”), the number of shares of Company Capital Stock or Subsidiary Capital Stock subject to such Stock Rights and, if applicable, the number, class and series of Company Capital Stock or Subsidiary Capital Stock subject thereto, the date upon which each such Stock Right is exercisable, the exercise price per share, the expiration date and the vesting schedule of such Stock Rights. Each Stock Right was duly approved by the Company’s Board of Directors or by the equivalent authority of Micronets Romania as of the date of grant. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or its subsidiaries.

(c) Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Options or Stock Rights and the form of all stock option agreements and stock option grants evidencing such Company Options or Stock Rights.

(d) Except as set forth in Section 4.3(d) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option or Stock Rights as a result of the Merger. All outstanding shares of Company Capital Stock, all outstanding Company Options or Stock Rights, and all outstanding shares of capital stock of each subsidiary of Company, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) in effect as of the time of grant and issuance and (ii) all requirements set forth in applicable Contracts by which Company is bound and which were in effect as of the time of grant and issuance. “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”).

(e) Except as set forth in Section 4.3(b) hereof or in Section 4.3(b) of the Company Schedule, as of the date hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive, purchase or conversion rights), commitments or agreements of any character to which the Company or any subsidiary is a party or by which it is bound obligating the Company or its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or its subsidiaries or obligating the Company or its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(f) As of the date of this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement currently in effect to which the Company or any subsidiary is a party or by which it is bound with respect to any equity security of any class of the Company or such subsidiary. Other than as contemplated by Section 3.5 hereof, stockholders of the Company or its subsidiaries will not be entitled to appraisal or dissenters rights under applicable state laws in connection with the Merger.

(g) As of the Closing Date, the Merger Consideration Schedule accurately reflects the allocation of the Merger Consideration in accordance with the Company Certificate of Incorporation and, to the Knowledge of the Company, contains accurate wire transfer instructions for the payments to the extent indicated therein.

4.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all the other agreements contemplated hereby (the “Company Ancillary Agreements”) and to perform its obligations hereunder and thereunder and, subject to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Charter Documents, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Charter Documents). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and the exercise by courts of equitable powers.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations under this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of its subsidiaries, (ii) subject to obtaining the vote of the Company’s stockholders in favor of the adoption of this Agreement and compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or its subsidiaries or by which their properties are bound or affected, or (iii) require any consent of a third party or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any provision of, or alter the rights or obligations of the Company or of any third party against or to the Company or its subsidiaries under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any liens, pledges, hypothecations, charges, mortgages, easements, security interests, claims, options, rights of first refusal, preemptive rights or similar restrictions or other encumbrances of any sort (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (an “Encumbrance”) on any of the properties or assets of the Company or its subsidiaries pursuant to, any mortgage, Contract, permit, franchise or other obligation to which the Company or its subsidiaries is a party or by which the Company or its subsidiaries or their properties are bound (a “Company Obligation”).

(b) Except as set forth on Schedule 4.5(b) of the Company Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require the Company or its subsidiaries to obtain or make, at or prior to the Effective Time, any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or third party except the filing and recordation of a Certificate of Merger, as required by the DGCL.

4.6 Legal Compliance; Permits.

(a) The Company and its subsidiaries are not, in any material respect, in conflict with, or in default or violation of, any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or Company Obligation. No charge, complaint, claim, demand, notice, inquiry, investigation, action, suit, proceeding, hearing or review by any Governmental Entity, which, if determined adversely to the Company or its subsidiaries, would have a Company Material Adverse Effect, is pending or, to the Knowledge of the Company, being threatened against the Company or its subsidiaries, nor, to the Company’s Knowledge, has any Governmental Entity indicated to the Company or its subsidiaries in writing an intention to conduct the same.

(b) The Company and its subsidiaries hold all franchises, grants, authorizations, permits, licenses, variances, exemptions, easements, consents, certifications, orders and approvals from Governmental Entities which are necessary to the operation of the business of the Company (collectively, the “Company Permits”), and the Company and its subsidiaries are in compliance in with the terms of the Company Permits, with such exceptions as would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.7 Export Control Laws. Company and its subsidiaries have conducted their export transactions materially in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) Company and its subsidiaries have obtained all export licenses and other approvals required for their exports of products, software and technologies from the United States;

(b) Company and its subsidiaries are in material compliance with the terms of all applicable export licenses or other approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against Company or its subsidiaries with respect to such export licenses or other approvals;

(d) To Company’s Knowledge there are no actions, conditions or circumstances pertaining to the export transactions of Company or its subsidiaries that may give rise to any future claims; and

(e) No consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

4.8 Financial Statements. Section 4.8 of the Company Schedule contains the following financial statements for the Company (collectively, the “Financial Statements”): (i) an unaudited balance sheet and statements of income and cash flows as of and for the fiscal year ended December 31, 2005; (ii) audited consolidated balance sheet and statements of income and cash flows as of and for the fiscal year ended December 31, 2006, accompanied by a report of the Company’s independent registered public accounting firm; and (iii) an unaudited balance sheet and statements of income and cash flows (the “Most Recent Financial Statements”) as of and for the 12-month period ended December 31, 2007 (the “Most Recent Fiscal Period End”). The Financial Statements (including the notes thereto) are true and correct and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, with the exception of the financial results of MicroNets Romania, which results have been accounted for as a single-expense line item in the 2007 unaudited financial statements. The Financial Statements present fairly the financial condition of Company as of such dates and the results of operations of Company for such periods; provided, however, that the Most Recent Financial Statements lack footnotes, have not been consolidated with MicroNets Romania and are subject to normal, year-end adjustments that will not, either individually or in the aggregate, be material. The books of account of Company reflect in all material respects, as of the dates shown thereon, all items of income and expenses, and all assets, liabilities and accruals of Company required to be reflected therein. In addition, Section 4.8 of the Company Schedule contains the following financial statements of Micronets Romania (“MR Financials”): unaudited balance sheet and statement of income. The MR Financials are true and correct in all material respects and have been prepared in accordance with applicable Romanian accounting standards. Section 4.8 of the Company schedule also sets forth a balance sheet of the Company as of the date of this Agreement; such balance sheet is correct in all material respects.

4.9 No Undisclosed Liabilities. Except as set forth in Schedule 4.9 of the Company Schedule, neither the Company nor any of its subsidiaries has any debts, claims, commitments, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, that would be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP, except liabilities (i) provided for in the Financial Statements or (ii) incurred since the Most Recent Fiscal Period End in the Ordinary Course of Business and that are not material, individually or in the aggregate, in amount. The Company knows of no basis for the assertion against the Company or any of its subsidiaries of any other liability or loss contingency for which a reserve is required to be disclosed in the Financial Statements in accordance with GAAP that is not disclosed. Section 4.9 of the Company Schedule lists all debts, claims, commitments, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, that are required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP.

4.10 Absence of Certain Changes or Events. Except as set forth in Section 4.10 of the Company Schedule, since the Most Recent Fiscal Period End:

(a) there has not been any Material Adverse Effect on Company;

(b) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the capital stock of the Company or any of its subsidiaries, or any purchase, redemption or other acquisition by Company or its subsidiaries of any of their capital stock or other securities or any options, warrants, calls or rights to acquire any such shares or other securities;

(c) there has not been any split, combination or reclassification of any of Company’s or any of its subsidiaries’ capital stock;

(d) except as expressly contemplated by this Agreement or effected in response to the request of the Parent, there has not been any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits or any change in employment terms or any payment by Company or any of its subsidiaries of any bonus, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which would be contingent or the terms of which would be materially altered upon the consummation of the transactions contemplated hereby;

(e) there has not been any adoption or amendment of any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or waiver of any stock repurchase rights, acceleration, amendment or change to the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or repricing of options granted under any employee, consultant, director or other stock plans or authorization of cash payments in exchange for any options granted under any of such plans;

(f) there has not been any change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, nor have there been any Tax (as defined below) claims settled or compromised, any material Tax elections made or changed, any change of Tax accounting methods, or any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(g) there has not been any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable;

(h) neither the Company nor any of its subsidiaries have sold, leased, transferred or assigned any material assets or properties, tangible or intangible, outside the Ordinary Course of Business;

(i) neither the Company nor its subsidiaries have entered into any agreement to purchase or sell any interest in real property, granted any security interest in any real property, entered into any lease, sublease, license or other occupancy agreement with respect to any real property or altered, amended, modified or terminated any of the terms of the Company Leases;

(j) neither the Company nor its subsidiaries has entered into, assumed or become bound under or obligated by any agreement, Contract, lease or commitment or extended or modified the terms of any such agreement, Contract, lease or commitment which (i) involves the payment of greater than $25,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Company or its subsidiaries (iii) involves the sale of any assets outside the Ordinary Course of Business, (iv) involves any OEM relationship, or (v) involves any license or other agreement with respect to Company Intellectual Property (as defined herein) outside the Ordinary Course of Business;

(k) no party (including Company and its subsidiaries) has accelerated, terminated, made modifications to, or canceled any agreement, Contract, lease, or any customer services contract or license that is material to the conduct of the business of the Company and its subsidiaries and to which the Company or its subsidiaries is a party or by which it is bound, and Company and its subsidiaries have not modified, canceled or waived or settled any debts or claims held by them, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

(l) none of the assets of Company, tangible or intangible, has become subject to any security interest or other lien or Encumbrance;

(m) neither the Company nor its subsidiaries have made any capital investment in, or any loan to, any other person;

(n) neither the Company nor its subsidiaries have created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money or capitalized lease obligations, or extended or modified any existing indebtedness;

(o) there has been no change made or authorized in the Company Charter Documents or the equivalent organizational documents of its subsidiaries;

(p) neither the Company nor its subsidiaries have experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $5,000 in the aggregate of all such damage, destruction and losses;

(q) neither the Company nor its subsidiaries have suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

(r) neither the Company nor its subsidiaries have made any loan to, or entered into any other transaction with, or paid any bonuses to, any of its Affiliates, directors, officers, or employees or their Affiliates, thereof;

(s) neither the Company nor its subsidiaries have entered into any employment contract (other than an employment contract that is terminable by the Company or any of its subsidiaries at will) or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(t) except as expressly contemplated by this Agreement, neither the Company nor its subsidiaries have adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other employee benefit plan);

(u) neither the Company nor its subsidiaries have suffered any adverse change or to the Company’s Knowledge, any threat of any adverse change in its relations with, or any loss or, to the Company’s Knowledge, threat of loss of, any of its major customers, distributors or dealers;

(v) neither the Company nor its subsidiaries have suffered any adverse change or to the Company’s Knowledge, any threat of any adverse change in its relations with, or any loss or to the Company’s Knowledge, threat of loss of, any of it major suppliers;

(w) neither the Company nor its subsidiaries have received notice or had Knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

(x) neither the Company nor its subsidiaries have entered into any transaction other than in the Ordinary Course of Business; and

(y) neither the Company nor its subsidiaries are obligated to do any of the foregoing.

4.11 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other similar arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (i) covering any active employee, former employee, director or consultant of Company or any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”) or (ii) with respect to which Company has liability as of the date hereof, and covering any active, former employee, director or consultant of Company, any subsidiary of Company or any ERISA Affiliate, are listed in Section 4.11(a) of the Company Schedule (the “ERISA Plans”). Company has provided or made available to Parent: (i) correct and complete copies of all documents embodying each ERISA Plan including (without limitation) all amendments thereto, and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each ERISA Plan; (iii) the most recent summary plan description, as applicable, together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each ERISA Plan; (iv) the most recent IRS determination, opinion, notification and advisory letters; (v) all model forms of notice and election documents related to continuation of group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (vi) all discrimination tests performed with respect to each ERISA Plan for the most recent three (3) plan years; (vii) if the ERISA Plan is funded, the most recent annual and periodic accounting of ERISA Plan assets; (viii) all administrative service agreements, group annuity contracts, group insurance contracts and similar written agreements and contracts relating to each ERISA Plan; and (ix) all communications to employees or former employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules which would result in a material liability under any ERISA Plan or proposed ERISA Plan.

(b) Each ERISA Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such ERISA Plans, except with respect to such instances of noncompliance as would not have a Company Material Adverse Effect. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of ERISA Plan activities) has been brought or, to the Knowledge of Company, is threatened, against or with respect to any such ERISA Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened by the Internal Revenue Service (the “IRS”), Department of Labor (the “DOL”) or any other governmental agency with respect to any ERISA Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the ERISA Plans have been timely made or accrued. Any ERISA Plan intended to be qualified under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. Company does not have any plan or commitment to establish any new ERISA Plan or to modify any ERISA Plan (except to the extent required by law or to conform any such ERISA Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing). Each ERISA Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates except as otherwise provided in the ERISA Plan.

(c) Neither Company nor any of its ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code, and at no time has Company or any of its ERISA Affiliates contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any of its ERISA Affiliates, nor, to the Knowledge of Company, any officer or director of Company or any of ERISA Affiliates is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA.

(d) Each ERISA Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code. Neither the Company nor any of its ERISA Affiliates has any current or future liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state law) and at no expense to the Company (other than administrative expenses). No ERISA Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) Neither Company nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement relating to Company or any of its subsidiaries and, to the Knowledge of Company, no campaign to establish such representation is in progress. Neither Company nor any of its subsidiaries experienced any labor interruptions over the past three (3) years. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any Company employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company and each of its subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to its current and former employees and consultants: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to current and former employees and consultants, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former employees or consultants (other than routine payments to be made in the normal course of business and consistent with past practice). Except as otherwise set forth in any written employment Contract listed in Section 4.11(e) of the Company Schedule, the services provided by the Company employees are terminable at the will of the Company and its subsidiaries.

(f) Except as set forth on Schedule 4.11(f) of the Company Schedule, neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Company or any of its subsidiaries under any ERISA Plan or otherwise, (ii) increase any benefits otherwise payable under any ERISA Plan, or (iii) except as required by the Code, result in the acceleration of the time of payment or vesting of any such benefits.

(g) To the actual knowledge of Mark Brenner and Thomas Gilley (without any obligation to inquire of any other employees), no officer, key employee, or significant group of employees plans to terminate employment with Company during the next 12 months.

(h) Each ERISA Plan that covers employees who perform services outside the United States is specifically identified in Section 4.11(h) of the Company Schedule (the “International Plans”). Each International Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Plan. Furthermore, no International Plan has unfunded liabilities, that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Plan at any time for any reason without liability to Parent, Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(i) To the Company’s Knowledge, no employee, consultant, or advisor of Company (a “Company Service Provider”) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer that in any way adversely affects (a) the right of any Company Service Provider to provide services to Company or the scope or type of work in which the Service Provider may be engaged in connection with services to be provided to Company, or (b) the ability of Company to conduct its business. To the Company’s Knowledge, no Company Service Provider has misappropriated any trade secret of any third party in the development of any Company Intellectual Property. There is neither pending nor, to Company’s Knowledge, any threatened actions, suits, proceedings or claims, or to Company’s Knowledge any basis therefor, with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence. Company does not believe it is, or will be, necessary to utilize the inventions of any Company Service Provider made prior to the commencement of their relationship with Company.

(j) Company has complied with all requirements under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any state or local equivalents with respect to any plant closing or mass layoff completed prior to the Closing Date. Company has not terminated any Company employees since December 31, 2007, except as listed in Section 4.11(i) of the Company Schedule. Section 4.11(i) of the Company Schedule shall include the name, hire date, termination date, and work location of each employee terminated by Company effective on or after December 31, 2007.

4.12 Certain Business Relationships With Company.

(a) Except as set forth on Section 4.12(a) of the Company Schedule, neither the Company nor any of its subsidiaries is party to any Contract with any Company stockholder (other than as a board member or pursuant to the Company’s financing activities) or (except for employment arrangements with its employees) with any employees or, in either case, to the Company’s Knowledge, with any of their respective Affiliates, associates or relatives.

(b) No executive officer or director of the Company or any of its subsidiaries owns any interest in any property or assets of the Company or any of its subsidiaries (except as stockholder of the Company) and, to the Company’s Knowledge, no executive officer of the Company or any of its subsidiaries owns any interest in (i) any current competitor, customer or supplier of the Company or any of its subsidiaries or (ii) any Person that is currently a party to any material Contract or agreement with the Company or any of its subsidiaries, in either case other than holdings of less than 1% of a class of any such Person’s publicly traded securities.

4.13 Restrictions on Business Activities. Except as set forth on Section 4.13 of the Company’s Schedule, there is no non-competition or similar agreement, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or restricting any current business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of any material aspect of the business by Company or any of its subsidiaries as currently conducted or selling, licensing or otherwise distributing any Company Intellectual Property, or providing services, to customers or potential customers, in any geographic area, during any period of time or any segment of the market or line of business.

4.14 Title to Property. Neither Company nor any of its subsidiaries owns, nor have they previously owned, any real property. Company and each of its subsidiaries have good and valid title to, or valid leasehold interests in, all of their material properties and assets, free and clear of all Encumbrances except for (i) liens for taxes or other governmental charges or levies not yet due and payable, (ii) materialmen’s, mechanics and other similar liens arising by operation of law in respect of obligations not in default and (iii) minor encumbrances or defects in title that do not materially detract from the use of the properties and assets in question (all of the foregoing, “Permitted Encumbrances”). All leases or subleases, including all amendments, terminations, modifications and guarantees thereof, pursuant to which Company or any of its subsidiaries leases from others real or personal property are set forth in Section 4.14 of the Company Schedule (the “Company Leases”). Company has delivered to Parent full and complete copies of all Company Leases as amended to date. Each of the Company Leases is in full force and effect in accordance with their respective terms and there is not, under any of such leases, any material existing default or event of default (or an event that with notice or lapse of time or both would become a default) of the Company or any of its subsidiaries or, to Company’s Knowledge, any other party, of any provision thereof. No party other than the Company occupies or has the right to occupy the premises subject to the Company Leases. No party, including, without limitation, any Company Stockholder, has any option, right of first refusal, right of first offer, preemptive right or any other right of any nature to acquire any material assets of the Company or any of its subsidiaries. The real property improvements leased by the Company or its subsidiaries, including the improvements thereon, are in good operating condition and are suitable for the conduct of the business as presently conducted therein and, to the actual knowledge of the Company without any inquiry, do not violate in any material respect any applicable building code, zoning requirement or statute relating to such property, and any such non-violation is not dependent on so-called non-conforming use exceptions. Neither the Company nor any of its subsidiaries could be required to expend more than $10,000 under any of the Company Leases in causing any of the leased premises to comply with the surrender conditions set forth in the applicable Company Lease.

4.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.15(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, (including any arrangement for group or consortium relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) and (ii) of this Section 4.15(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) Except as set forth on Section 4.15(b)(i)of the Company Schedule, the Company and each of its subsidiaries have prepared and timely filed all material federal, state, local and foreign returns, estimates, forms, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Company and each of its subsidiaries or any of their operations with any Tax authority. Such Returns are true and accurate in all material respects and have been completed in accordance with applicable law. Company and each of its subsidiaries have timely paid all material Taxes required to be paid whether or not shown to be due on such Returns.

(ii) Company and each of its subsidiaries have withheld with respect to their employees and other third parties (and timely paid over any withheld amounts to the appropriate Tax authority) all material U.S. federal and state and non-U.S. income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(iii) Neither Company nor any of its subsidiaries has any liabilities for unpaid Taxes as of the Most Recent Fiscal Period End which have not been accrued or reserved on the most recent financial statements, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Most Recent Fiscal Period End other than in the Ordinary Course of Business.

(iv) There is no written Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has executed any waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

(v) No audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company or any of its subsidiaries has been proposed by any Tax authority. No written claim has ever been made by an authority in a jurisdiction where neither the Company nor any of its subsidiaries files Returns that the Company or any of its subsidiaries is or may be subject to Tax by that jurisdiction.

(vi) The Company and each of its subsidiaries has made available to Parent or its accountant copies of all Returns for the Company and each of its subsidiaries filed for all periods ending on or after December 31, 2004.

(vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other Encumbrances of any sort relating or attributable to Taxes (collectively, “Tax Liens”) on any of the assets of Company or any of its subsidiaries, other than customary liens for current Taxes not yet due and payable or liens for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s most recent financial statement.

(viii) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) [intentionally omitted]

(x) Except as set forth on Section 4.15(b)(x) of the Company Schedule, neither the Company nor any of its subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that to the Company’s Knowledge or the knowledge of the Company’s employees who are responsible for Tax matters could be treated as a partnership for Tax purposes.

(xi) None of Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(xii) Neither Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xiii) Neither Company nor any of its subsidiaries has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xiv) Neither the Company nor any of its subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income after the Closing Date attributable to transactions occurring prior to the Closing Date as a result of any (A) change in method of accounting under Section 481 of the Code, (B) closing agreement under Section 7121 of the Code, (C) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (A), (B) and (C), under any similar provision of applicable law), (D) installment sale or open transaction disposition or (E) prepaid amount.

(xv) Section 4.15(b)(xv) of the Company Schedule sets forth the following information with respect to the Company and each of its subsidiaries: (A) its basis in its assets, (B) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing, and (C) the amount of any deferred gain or loss allocable to it arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.

(xvi) The Company and each of its subsidiaries are in compliance with all material terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government (“Tax Incentive”), and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(xvii) Neither the Company nor any of its subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

(xviii) The Company and each of its subsidiaries is in compliance in all respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the

Company and its subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its subsidiaries have been arm’s length prices for purposes of the relevant transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(c) Executive Compensation Tax. Except as set forth on Section 4.15(c) of the Company Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(d) Section 409A; Stock Options and Other Equity Awards.

(i) Section 4.15(d) of the Company Schedule lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any of its Subsidiaries. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other IRS guidance issued with respect thereto. No deferred compensation plan existing prior to January 1, 2005, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time after October 3, 2004. To the Company’s Knowledge, no compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to Closing.

(ii) Each Company Option, stock appreciation right other similar right to acquire Company Common Stock or capital stock of any Subsidiary granted to or held by an individual or entity who is or may be subject to United States taxation (i) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company or any Subsidiary that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (iv) has been properly accounted for in accordance with GAAP in the Company’s audited financial statements.

4.16 Brokers. Except as set forth on Section 4.16 of the Company Schedule, neither the Company nor its subsidiaries have incurred, nor will incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.17 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents (including utility patents, design patents) and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, show how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) mask works, computer programs, source code and executable code, subroutines, user interfaces, application program interfaces, works of authorship, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators and other names and locators associated with the Internet; (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by Company or its subsidiaries.

“Company Licensed Intellectual Property” shall mean any Intellectual Property that is exclusively licensed to Company or its subsidiaries.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, federal or other government authority and that has not been abandoned or allowed to lapse.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by Company or any of its subsidiaries.

“Business” shall mean, for purpose of this Section 4.17, the business of the Company and its subsidiaries as currently conducted.

For the purposes of this Agreement, but not by way of limitation, all Company Registered Intellectual Property shall be deemed to be material to the Business.

(a) Section 4.17(a) of the Company Schedule is a complete and accurate list of (i) all Company Registered Intellectual Property, including the jurisdictions in which each such item of such Company Registered Intellectual Property has been issued or registered; (ii) all Internet domain names owned by the Company or its subsidiaries, (iii) all unregistered Company Intellectual Property that is used in and material to the Business, and (iv) all Company Licensed Intellectual Property.

(b) Except as set forth on Section 4.17(b) of the Company Schedule, no Company Intellectual Property or, to the knowledge of the Company, Company Licensed Intellectual Property is subject to any pending proceeding or outstanding claim, mediation, arbitration, notice, decree, order, judgment or, to the Knowledge of the Company, the threat thereof, or to any contract or other agreement, in all of the foregoing cases, restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of Company Intellectual Property or Company Licensed Intellectual Property that is material to the Business.

(c) To the Knowledge of Company, the Company Registered Intellectual Property is valid, subsisting and enforceable. All necessary registration, maintenance, issuance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made. All necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other government agencies in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, except for such documents, recordations and certificates that are not yet due. As of the date of signing, there are no actions that must be taken in such government agencies by the Company or any of its subsidiaries within ninety (90) days of the Closing Date that, if not taken, will result in the loss of any such Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Patent and Trademark Office (or equivalent agency), documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such Company Registered Intellectual Property. Without limiting the foregoing, neither the Company nor any of its subsidiaries is aware of any event or circumstances which would set a United States patent bar date within ninety (90) days of the Closing Date. A United States Patent bar date includes any date by which the Company or one of its subsidiaries must file a patent application in order to preserve Company’s or its subsidiary’s right and ability to seek patent protection for an invention in the United States. Neither the Company nor any subsidiary has claimed a particular status, including “Small Business Status,” in the application for any Company Registered Intellectual Property, which claim of status was not at the time made, or which has since become, inaccurate or false.

(d) To the Company’s Knowledge, no third party is in material breach of any non-disclosure agreement signed with Company or any subsidiary or of any confidentiality terms of any agreement signed with the Company or any subsidiary which breach has resulted in the disclosure or misappropriation of confidential information of the Company that is material to the Business. In each case in which the Company or a subsidiary has acquired ownership of any Intellectual Property from any Person, the Company has obtained a valid written assignment sufficient to transfer the Intellectual Property and all rights therein to the Company or a subsidiary. Where appropriate and in accordance with applicable laws and regulations, the Company and its subsidiaries have recorded each such assignment of such Intellectual Property that is Company Registered Intellectual Property with the relevant Governmental Entity, including the U. S. Patent and Trademark Office (“PTO”), the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(e) To the Knowledge of the Company and its subsidiaries the Company Intellectual Property and the Company Licensed Intellectual Property is valid and enforceable. Neither the Company nor any subsidiary has any knowledge of any facts or circumstances that would render any such Company Intellectual Property or Company Licensed Intellectual Property invalid or unenforceable or that would adversely effect any pending application for any such Company Registered Intellectual Property.

(f) Except as set forth on Section 4.17(f) of the Company Schedule, the Company owns and has good title to all Company Intellectual Property, free and clear of any Encumbrances. The Company has all necessary licenses or rights to use and exploit each item of Company Licensed Intellectual Property as such Intellectual Property is used in and exploited by the Business free and clear of any Encumbrances. The Company has all necessary licenses or rights to use each other Intellectual Property not owned by the Company that is material to the Business as such Intellectual Property is used in the Business. The Company or its subsidiaries have secured valid written assignments from all consultants, contractors, agents, employees, and other parties who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

(g) Except as set forth on Section 4.17(g) of the Company Schedule, no the extent that any Intellectual Property that is owned, possessed, used or controlled by Company or a subsidiary has been developed or created by a third party, the Company or a subsidiary has a written agreement with such third party with respect thereto and the Company or a subsidiary thereby either (i) has obtained ownership of, or (ii) has obtained a written license (sufficient for the conduct of the Business) to all such Intellectual Property by operation of law or by valid assignment or license.

(h) The Company and each subsidiary has, and enforces, a policy requiring each employee, consultant and contractor that has had access to or has developed for or provided to the Company or any subsidiary Intellectual Property to execute a valid and enforceable proprietary information and confidentiality agreement, substantially in the form attached hereto as Section 4.17(h)(ii) of the Company Schedule, and all current and former employees, consultants and contractors of the Company and its subsidiaries have executed such an agreement; provided, however, that, if access to such Intellectual Property was solely in connection with a possible business relationship, then the applicable agreement is the mutual confidentiality agreement attached hereto as Section 4.17(h)(i) of the Company Schedule.

(i) The Company and its subsidiaries have used commercially reasonable efforts to protect the Company’s and its subsidiaries’ rights in confidential information and trade secrets of the Company or a subsidiary, and has taken the steps required to protect any confidential information and trade secrets provided to the Company or a subsidiary by any other Person under an obligation of confidentiality.

(j) Neither the Company nor any subsidiary has transferred ownership of any Company Intellectual Property material to the Business or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property or Company Licensed Intellectual Property, which is material to the Business.

(k) Other than (i) inbound “shrink-wrap” or similar widely-available commercial software that is licensed to the Company solely in executable or object code form pursuant to a non-exclusive, internal use software license and (ii) outbound “shrink-wrap” licenses in the form set forth on Section 4.17(k) of the Company Schedule, Section 4.17(k) of the Company Schedule lists all contracts, licenses and agreements to which the Company or any subsidiary of the Company is a party with respect to any Intellectual Property. Neither the Company nor any subsidiary of the Company is in material breach of nor has the Company or any subsidiary of the Company failed to perform, in any material respect, any of such contracts, licenses or agreements and, to the Company’s Knowledge, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform in any material respect thereunder. All such contracts, licenses or agreements are in full force and effect or expired with certain provisions surviving.

(l) To the Company’s Knowledge, there are no contracts, licenses or agreements between the Company or a subsidiary of the Company on the one hand and any other Person on the other hand with respect to the Company Intellectual Property or Company Licensed Intellectual Property or with respect to any other Intellectual Property that is used in and material to the Business under which there is any pending dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or a subsidiary of the Company thereunder.

(m) The operation of the Business, including but not limited to the Company’s design, development, use, disclosure, import, branding, advertising, promotion, marketing, manufacture sale and distribution of the Company’s products or services and the license of Company Intellectual Property or the Company Licensed Intellectual Property and all other Intellectual Property used in and material to the Business, does not infringe or misappropriate any Intellectual Property of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its subsidiaries has received written notice from any Person claiming that the operation of the Business by the Company or its subsidiaries, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, manufacture, sale, license and distribution of the Company’s products or services material to the Business and the license of Company Intellectual Property or the Company Licensed Intellectual Property, or to the Company’s Knowledge claiming that any other Intellectual Property used in and material to the Business, infringes or misappropriates any Intellectual Property of any Person (including any claim that the Company or any subsidiary must license or refrain from using any Intellectual Property) or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(n) To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property or Company Licensed Intellectual Property that is material to the Business.

(o) No Company Intellectual Property, or to the Company’s Knowledge Company Licensed Intellectual Property, is the subject of any pending legal proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts the use, transfer or licensing thereof by the Company or a subsidiary of the Company or in any material respect adversely affects the validity, use or enforceability of such Intellectual Property.

(p) The Company or a subsidiary thereof either owns or has a license or other right to use the Company Intellectual Property and the Company Licensed Intellectual Property and the license or other right to use all other Intellectual Property that is used in and is material to the Business as such other Intellectual Property is used in the Business.

(q) Except as set forth on Section 4.17(q)(iii) of the Company Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any contracts or agreements to which the Company or a subsidiary of the Company is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property or Company Licensed Intellectual Property, (ii) Parent granting to any third party any right, title or interest to or with respect to any Intellectual Property heretofore owned by, or licensed to, Parent pursuant to any agreement to which the Company or a subsidiary of the Company is a party or by which it is bound, (iii) Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) Parent being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by Company or a subsidiary of the Company prior to the Closing Date pursuant to agreements to which the Company or a subsidiary of the Company is a party or by which it is bound.

(r) Section 4.17(r) of the Company Schedule contains a complete list of all of the software included in the Company’s or its subsidiaries’ products (including without limitation any such product that is a hosted application) by the Company or its subsidiaries or any third party (the “Company Software Programs”). The Company Software Programs do not contain any third party software or Public Software (defined below) except as identified in Section 4.17(r) of the Company Schedule. The disclosure in Section 4.17(r) of the Company Schedule shall contain (i) the name of the Public Software or other third-party software, (ii) the license name and version pursuant to which the Company or its subsidiaries have received a license to such Public Software, and with respect to other third-party software, identify the agreement under which such software is made available to the Company or its subsidiaries, and (iii) a short statement regarding how the Public Software is being used by the Company or its subsidiaries (including an indication of whether (and if so, how) the Public Software was modified and/or distributed). “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including any license that (i) requires or purports to require the licensee to distribute or provide access to the source code for such software or any portion thereof when the object code is distributed, (ii) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, (iii) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects the Company’ exclusive ownership of such Combined Software, in each case including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; (8) the

Common Public License, (9) the Eclipse Public License, and (10) the Apache License. Notwithstanding the foregoing, (a) the Company and each subsidiary is in full compliance with all Public Software license agreements to which Company or any subsidiary is a party, and (b) Company’s or any subsidiary’s use or incorporation of Public Software has not and does not (i) grant to any third party any rights in Company’s or any subsidiary’s products, services (including the Company Software Programs) or the Company Intellectual Property or Company Licensed Intellectual Property, (ii) require the licensing, disclosure, or distribution of any Source Code developed by or for Company or any subsidiary, (iii) require Company or any subsidiary to license the use of its products or services to third parties without charge, or (iv) create restrictions on or immunities to Company’s or any subsidiary’s enforcement of its Intellectual Property.

(s) To the Knowledge of the Company, no Company Software Programs contain any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware, to damage or destroy any data or file, or to allow a third party to have access to the user’s computer or network without such user’s authority.

(t) To the knowledge of the Company, all data which has been collected, stored, maintained or otherwise used by the Company and its subsidiaries has been collected, stored, maintained and used in all material respects in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines, contracts, and industry standards. Neither the Company nor its subsidiaries have received a written notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards. The Company’s and its subsidiaries’ practices are, and have always been, in material compliance with (i) their then-current privacy policy, including any privacy policies posted on the Company’s and its subsidiaries’ websites, and (ii) their customers’ privacy policies, when required to do so by contract. The Company and its subsidiaries have implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any personal information as required by law or such privacy policies. To the knowledge of the Company, the Company and its subsidiaries have the full power and authority to transfer any and all rights in any individual’s personal information in the Company’s and its subsidiaries’ possession or control to Parent. Neither the Company nor any subsidiary of the Company is subject to any obligation that would prevent Parent from using the personal information in a manner consistent with any law or industry standard regarding the collection, retention, use, or disclosure of such information.

(u) Company owns and has good title to or a valid license to use and exploit the source code relating to all of the Company Software Programs (the “Source Code”). The Source Code: (i) has been disclosed by Company only to employees, consultants or contractors that are bound by nondisclosure obligations, (ii) has not been sold, transferred, or licensed by the Company to any customer or third party; (iii) is not the subject of any escrow or similar agreement or arrangement to which the Company is a party in which the Company gives any third party rights in such Source Code upon the occurrence of certain events; and (iv) to the extent such Source Code is the subject of any escrow or similar agreement as listed on Section 4.17(u) of the Company Schedule, to the knowledge of the Company, no events have occurred that would give rise to the release of such Source Code to such third party. The Source Code has been documented in a professional manner that is consistent with customary code annotation conventions and standard practice in the software industry.

(v) No (i) government funding; or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property or, to the knowledge of the Company, of the Licensed Company Intellectual Property. No government, university, college or other educational institution or research center has an ownership interest in Company Intellectual Property or, to the knowledge of the Company, the Licensed Company Intellectual Property or is entitled to any payment for the use of such Company Intellectual Property or, to the knowledge of the Company, the Licensed Company Intellectual Property.

(w) Neither the Company nor any subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any subsidiary thereof to, grant or offer to any other Person any license or right to any Company Intellectual Property or Company Licensed Intellectual Property.

4.18 Agreements, Contracts and Commitments. Except as set forth in Section 4.18 of the Company Schedule, as of the date of this Agreement, neither Company nor any of its subsidiaries is a party to or is bound by:

(a) any employment or consulting agreement, Contract or commitment with any officer, director or employee of Company or any of its subsidiaries (whether on a full-time, part-time or other basis), other than those that are terminable by Company or any of its subsidiaries at will without liability or financial obligation to Company (other than the obligation to pay accrued but unpaid salary and earned but unpaid leave following an employee’s termination of employment);

(b) any agreement of indemnification by the Company or its subsidiaries or any power of attorney or guaranty other than any agreement of indemnification entered into in connection with the sale of products or license of technology in the Ordinary Course of Business;

(c) any agreement, contract or commitment containing any covenant limiting the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(d) any agreement, contract or commitment relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of assets not in the Ordinary Course of Business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company’s subsidiaries;

(e) any dealer, distributor, joint marketing or development agreement under which Company or any of its subsidiaries have continuing obligations to jointly market any product, technology or service, or any agreement pursuant to which Company or any of its subsidiaries have continuing obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries;

(f) any agreement, contract or commitment to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment to resell or re-distribute any Company products, service or technology;

(g) any agreement relating to the licensing of source code, other than the licensing of sample source code as such term is used in the Company’s user licensing agreements;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by Company or any of its subsidiaries or extension of credit (other than customer accounts receivable owing to Company or any of its subsidiaries in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms);

(i) any agreement (or group of related agreements) for the lease of personal property to or from any person that involves aggregate annual payments of more than $10,000;

(j) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

(k) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $25,000;

(l) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in or under which a security interest has been imposed on any of its assets, tangible or intangible;

(m) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(n) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(o) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

(p) any agreement pursuant to which Company is obligated to provide maintenance, support or training for its products, other than in the Ordinary Course of Business;

(q) any agreement obligating the Company or any of its subsidiaries to deliver future product enhancements other than in the Ordinary Course of Business or containing a “most favored nation” pricing clause;

(r) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 or which is expected to continue for more than one (1) year from the date hereof, other than agreements relating to the sale and licensing of Company’s products, services or technology, and licenses to use third party software entered into in the Ordinary Course of Business.

Company has delivered or made available to Parent a correct and complete copy of each written agreement required to be listed in Section 4.18 of the Company Schedule and a written summary setting forth the terms and conditions of each oral agreement required to be listed in Section 4.18 of the Company Schedule. With respect to each such agreement, and with such other exceptions as would not have, individually or in the aggregate, a Company Material Adverse Effect: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects with regard to Company; (B) neither Company nor, to Company’s Knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) neither Company nor, to Company’s Knowledge any other party to the agreement has repudiated any provision of the agreement; (D) there are no disputes or forbearance programs in effect; (E) the Company does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms; (F) the validity, effectiveness and continuation will not be materially adversely affected by the Merger and the transactions contemplated by this Agreement; and (G) no party has any defense, set off or counterclaim or has exercised any option granted to it to cancel, terminate or shorten the term. Section 4.18 of the Company Schedule contains a true, complete and correct list of each bid or proposal (or series of related bids or proposals) currently being considered, promoted or negotiated by the Company which, if accepted, would be required to be listed in Section 4.18 of the Company Schedule if effective as of the date hereof.

4.19 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) approved, subject to stockholder approval, this Agreement, the Company Ancillary Agreements and the Merger and the other transactions contemplated hereby and thereby, (ii) determined that the Merger is consistent with the long-term business strategy of Company and is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders (iii) adopted a resolution declaring the Merger advisable and (iv) determined unanimously to recommend that the stockholders of Company adopt this Agreement.

4.20 Vote Required. The affirmative vote or written consent of the (a) holders of any percentage greater than sixty percent (60%) of any outstanding Company Preferred Stock voting together as a single class and (b) a majority of the Company Common Stock and Company Preferred Stock voting together as a single class on an as-converted basis are the only votes of the holders of any class or series of Company’s capital stock necessary to approve the Merger.

4.21 Insurance. Section 4.21 of the Company Schedule sets forth a complete and correct list of all insurance policies and bonds currently maintained by or for the benefit of the

Company or any of its subsidiaries with respect to its operations, setting forth (i) the name of the carrier, (ii) the name of the policyholder, (iii) the nature and dollar limits of the coverage, (iv) the premium rate and date through which paid, and (v) the extent, if any, to which the limits of liability thereunder have been exhausted. Complete and correct copies of all such insurance policies and bonds have been provided or made available to Parent. All such insurance policies and bonds are of the type, cover such risks and in such amounts, and have such deductibles and exclusions, as are reasonably comparably for Persons conducting businesses or owning assets similar to those of the Company and its subsidiaries. All such insurance policies and bonds are in full force and effect and are valid and enforceable in accordance with their terms. There is no outstanding unpaid claim under any such policy or bond. All premiums due and payable on or prior to the date of this Agreement under all such policies and bonds have been paid and each of the Company and its subsidiaries is otherwise in material compliance with the terms of all such policies and bonds. Neither the Company nor any of its subsidiaries has failed to give any notice or present any material claim under any such policy or bond in due and timely fashion. Neither the Company nor any of its subsidiaries has received any notice of termination, cancellation or non-renewal of, or premium increase or coverage limitation or reduction with respect to, any such policies or bonds.

4.22 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Company owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

4.23 Notes and Accounts Receivable. All notes and accounts receivable of Company, all of which are reflected properly in the Company Financial Statements and the books and records of Company, arose in the Ordinary Course of Business, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to Company’s Knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet. No person has any security interest in any of the Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect thereto.

4.24 Litigation. Section 4.24 of the Company Schedule sets forth each instance in which Company or its subsidiaries (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) are or have been since its inception a party, or, to the Knowledge of Company, are threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

4.25 Product Warranty. The products licensed, manufactured, sold, leased, and delivered by Company have conformed in all material respects with applicable contractual commitments and express warranties. The Company reasonably believes that the reserves for warranty claims and returns set forth on the Most Recent Balance Sheet have been established in accordance with GAAP and are adequate, it being understood that the foregoing does not constitute an assurance that warranty claims and returns will not exceed such reserves.

4.26 Product Liability. Section 4.26 of the Company Schedule contains a description of all product liability claims and similar claims, actions, litigation and other proceedings relating to Company products that are presently pending or which, to the Knowledge of Company, are threatened, or which have been asserted or commenced against Company since its inception, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (whether or not covered by insurance).

4.27 Environment, Health, and Safety. For purposes of this Agreement, the following terms have the following meanings:

“Environmental, Health, and Safety Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws.

The term “Environmental, Health and Safety Laws” shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency ERISA Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

“Extremely Hazardous Substance” means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency ERISA Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

“Hazardous Material” means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

(a) With such exceptions as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of Company and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in compliance with the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

(b) With such exceptions as would not have, individually or in the aggregate, a Company Material Adverse Effect, Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of Company and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

(c) To Company’s Knowledge, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of Company and its predecessors and Affiliates.

(d) No Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of Company and its predecessors and Affiliates in a manner which violates in any material respect any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

4.28 Voting Agreements; Irrevocable Proxies. Certain stockholders of the Company, who collectively hold more than seventy-five percent (75%) of the outstanding shares of Company Preferred Stock and more than a majority of the Company Common Stock have agreed in writing to vote for the approval of the Merger pursuant to Voting Agreements.

4.29 Books and Records.

(a) The books and records of each of the Company and its subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each of the Company and its subsidiaries has made and kept books and records which, in reasonable detail, accurately and fairly reflect its transactions and the dispositions of its assets. Each of the Company and its subsidiaries maintains a system of accounting controls sufficient to provide reasonable assurances in all material respects that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) The minute books of each of the Company and its subsidiaries, which have been provided to Parent, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors of each of the Company and its subsidiaries through the date of this Agreement.

4.30 Costs and Expenses. Section 4.30 of the Company Schedule contains a good faith estimate of all of the out-of-pocket costs and expenses of the Company incurred or which may be incurred in connection with the negotiation of this Agreement, the Ancillary Agreements, and all of the other agreements to be executed and delivered pursuant hereto and thereto, the taking of all actions contemplated hereby and thereby, and the consummation of the Merger, including, without limitation, attorneys’ and accountants’ fees and fees of any brokers, investment bankers, financial advisors or finders.

4.31 Bank Accounts. Section 4.31 of the Company Schedule sets forth a complete and correct list of each bank in which the Company or any of its subsidiaries has an account or safe deposit or lockbox, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

4.32 Customers. Listed in Section 4.32 of the Company Schedule are the names of all customers from whom the Company or any of its Subsidiaries generated revenue during 2006 or 2007 (the “2006/2007 Company Customers”) (by revenue generated by each such customer for the 12-month periods ended December 31, 2006, December 31, 2007 and through the date of this Agreement), and the amount of revenue generated by each such customer during such time periods. Except as disclosed in Section 4.32 of the Company Schedule, neither the Company nor any of its Subsidiaries has received any notice nor has any reason to believe that any of the 2006/2007 Company Customers has ceased, or will cease, to use the products, equipment, goods or services of the Company or any of its Subsidiaries or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

4.33 Full Disclosure. No representation or warranty in this Section 4 or in any document delivered by Company pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement, contains any untrue statement of a material fact, or omits to state any fact necessary to make any statement herein or therein not materially misleading. To the Company’s Knowledge, there is no fact, development or threatened development which Company has not disclosed to Parent in writing and which is having or may have a Material Adverse Effect on Company.

SECTION 5

5. Representations and Warranties of Parent. Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent to Company dated as of the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent and Merger

Sub contained in the section of this Agreement corresponding by number to such disclosure as follows:

5.1 Organization and Qualification; Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Parent has no material subsidiaries except for those listed on Exhibit 21 to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(c) Each of Parent and Merger Sub is qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), under the laws of all jurisdictions where the character of the properties owned, leased or operated by them or the nature of their activities requires such qualification or licensing, except where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect on Parent.

5.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

5.3 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is consistent with the long-term business strategy of Parent and is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders and (iii) adopted a resolution declaring the Merger advisable.

5.4 Brokers. Neither the Parent nor Merger Sub have incurred, nor will incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.5 Funds. Parent has cash on hand in amounts sufficient to pay the aggregate Merger Consideration contemplated by this Agreement.

SECTION 6

6. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time of the Merger:

6.1 General. Each of the Parties will use best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

6.2 Notices and Consents. Company will give any notices to third parties and will, with Parent’s reasonable co-operation, use commercially reasonable efforts to obtain any third party consents that are required in connection with the matters identified in Section 4.5(a) of the Company Schedule. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 4.5(b) of the Company Schedule.

6.3 Operation of Business. Company agrees except to the extent that Parent shall otherwise consent in writing, to carry on its activities in the usual, regular and Ordinary Course of Business in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due (unless the same are being contested in good faith), to pay or perform other obligations when due, and, to the extent consistent with such business, use its Reasonable Best Efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time of the Merger. Company shall promptly notify Parent of any event, occurrence or emergency not in the Ordinary Course of Business of Company, and any material event involving Company. Without limiting the generality of the foregoing, Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 4.18 hereof;

(b) (i) sell, license or transfer to any person or entity any rights to any Intellectual Property or enter into any agreement with respect to any Intellectual Property with any person or entity or with respect to any intellectual property of any person or entity, (ii) buy or license any intellectual property or enter into any agreement with respect to the intellectual property of any person or entity, (iii) enter into any agreement with respect to the development of any intellectual property with a third party, (iv) enter into any agreement with respect to any indemnification obligations, or (v) change pricing or royalties charged by Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed intellectual property to Company;

(c) enter into or amend any contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of Company;

(d) amend or otherwise modify (or agree to do so), or violate the terms of, any of the contracts and agreements set forth or described in the Company Schedule, except as described in Section 8.1(q);

(e) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options;

(f) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating Company to issue or purchase any such shares or other convertible securities;

(g) cause or permit any amendments to its Certificate of Incorporation, bylaws or other organizational documents of the Company, except as described in Section 8.1(q);

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(i) sell, lease, license or otherwise dispose of any properties or assets, except properties or assets in the Ordinary Course of Business;

(j) incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(k) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(l) grant any severance or termination pay to any director, officer, employee, consultant or contract worker;

(m) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee, consultant or contract worker, or increase the salaries or wage rates of its employees, consultants or contract workers;

(n) revalue any of their assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

(o) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Most Recent Balance Sheet;

(p) file any amended Tax Return, unless such Return has been provided to Parent for review 15 days prior to the due date (including extensions) for filing and Parent has consented to such filing;

(q) enter into any strategic alliance or joint marketing arrangement or agreement;

(r) hire or terminate any employees or contract workers, or encourage any employees or contract workers to resign from Company; or

(s) take, or agree in writing or otherwise to take, any of the actions described in this Section 6.3, or any other action that would (i) prevent Company from performing or cause Company not to perform its covenants hereunder or (ii) except to the extent specifically contemplated by this Agreement, cause or result in the breach of any of the Company’s representations and warranties contained herein.

6.4 Confidentiality; Access to Information.

(a) The parties acknowledge that Company and Parent have previously executed a Nondisclosure Agreement, dated as of July 24, 2007, as amended (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

(b) Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. Neither such access nor furnishing of information to Parent and its representatives, nor any investigation by Parent and its representatives, whether before or after the date hereof, shall in any way diminish or otherwise affect Parent’s right to rely on any representation or warranty made by Company hereunder.

(c) Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of this transaction could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, Company acknowledges and agrees not to engage in any transactions in the Parent Common Stock in violation of applicable insider trading laws. Company acknowledges that it will be responsible for notifying any of its employees or agents having access to such information of their obligations under applicable insider trading laws.

6.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 4 or Section 5 above. The Company shall have the right to supplement the Company Schedule prior to the Closing to reflect any and all events, circumstances or changes which arise or become known to the Company after the date hereof by delivery to Parent prior to the Closing Date of one or more supplements (each, a “Disclosure Supplement”). Each Disclosure Supplement shall be in writing and shall be delivered in accordance with the procedure set forth for notice in Section 11.7 below. If the existence of the matters set forth in any such Disclosure Supplements which were not disclosed at the time of signing of this Agreement (each a “New Matter”) would reasonably be expected (individually or collectively with all New Matters theretofore previously disclosed) to have a Company Material Adverse Effect, the disclosure of such New Matters shall give rise to a right on the part of the Parent to either (i) to terminate this Agreement prior to the Closing Date (which shall not take place until the completion of the five (5) day period after disclosure of the New Matter), and (ii) to pursue any remedies available to them hereunder or to (iii) proceed with the Closing and Parent shall retain all rights hereunder with regard to the inaccuracy of the representations and warranties, if any, purportedly modified by any Disclosure Supplement, specifically including, for avoidance of doubt, the right to claim indemnity for any breach of representations or warranties hereunder. If the New Matters would not reasonably be expected (individually or collectively with all New Matters theretofore previously disclosed) to have a Company Material Adverse Effect, the disclosure of such New Matters shall not give rise to a right on the part of the Parent to terminate this Agreement; provided, however, that Parent shall retain all rights hereunder with regard to the inaccuracy of the representations and warranties, if any, purportedly modified by any Disclosure Supplement, specifically including, for avoidance of doubt, the right to claim indemnity for any breach of representations or warranties hereunder.

6.6 Exclusivity. Until the earlier of the termination of this Agreement in accordance with Section 10 hereof and the Effective Time of the Merger, Company will not directly or indirectly, through any officer, director, employee, stockholder, Affiliate, representative or agent of Company or otherwise, take any action to solicit, initiate, seek, support, entertain, encourage or assist any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition or consolidation with or involving Company or any sale of any equity interests or assets (other than sales of inventory or other assets in the Ordinary Course of Business) of Company (a “Third Party Transaction”). Company agrees that any such negotiations (other than negotiations with Parent) in progress as of this Agreement will be suspended and that, in no event, will Company accept or enter into an agreement concerning any such Third Party Transaction. Company will notify Parent immediately after receipt by it (or any of its officers, directors, employees, stockholder, Affiliates, representatives or agents) of any unsolicited written, oral, or electronic proposal for, or inquiry respecting, any Third Party Transaction or any request for information in connection with such a proposal or inquiry, or for access to the properties, books or records relating to Company by any person or entity that informs Company that it is considering making, or has made, such a proposal or inquiry. Such notice to Company will indicate in reasonable detail the identity of the person or entity making the proposal or inquiry and the terms and conditions of such proposal or inquiry.

6.7 Stockholders Meeting.

(a) Company shall call and hold the Company Stockholders’ Meeting or solicit the written consent of its stockholders as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger. Company shall use all reasonable efforts to solicit from its stockholders proxies (or written consents) in favor of the approval of this Agreement and the Merger and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required to obtain such approval. The Company shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and its Certificate of Incorporation and Bylaws to effect the Merger.

(b) The Board of Directors of Company shall unanimously recommend that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

6.8 Company 401(k) Plan. At Parent’s election, Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans sponsored or maintained by Company. In such event, Parent shall receive from Company evidence that Company’s plan(s) and / or program(s) have been terminated pursuant to resolutions of Company’s Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time.

6.9 FIRPTA Certificate. Company shall deliver to Parent on or prior to the Closing Date a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.10 Tax Matters.

(a) Parent shall prepare, or cause to be prepared, and file or cause to be filed when due all Tax Returns of the Company and the Surviving Corporation that are required to be filed after the Closing Date (collectively, the “Parent Tax Returns”), whether or not such Returns relate to taxable periods ending before or after the Closing Date. To the extent any such Returns relate to a Pre-Closing Tax Period, Parent shall provide a copy of each such Parent Tax Return to Trident Capital Fund-VI, L.P. (for purposes of this Section, the “Stockholders’ Agent”) within 20 days prior to the due date (including extensions) for filing and shall accept all of the Stockholders’ Agent’s comments unless such comments are unreasonable. The Parent shall also deliver to the Stockholders’ Agent an allocation between the pre-Closing and post-Closing portions of the Straddle Period of any Taxes shown to be due on any such Straddle Period Tax Returns at least 20 days prior to the due date (including extensions) for filing for Straddle Period Tax Return for review and approval. If the Stockholders’ Agent is unable to approve the allocation schedule with the 20-day period, the issue shall be submitted to a mutually agreed upon accountant, whose expenses shall be shared equally between the Stockholders’ Agent and Parent, for resolution in a final binding manner.

(b) Any income Tax refunds attributable to a Pre-Closing Tax Period of the Company that are received by the Surviving Corporation or Parent or any Affiliate thereof, and any credits against income Tax that are attributable to a Pre-Closing Tax Period of the Company to which Parent, Surviving Corporation or any Affiliate thereof become entitled shall be for the account of the Stockholders’ Agent, to the extent such refund or credit relates to Taxes actually paid by the Company prior to the Closing Date or by the Stockholders pursuant to this Agreement, and Parent shall pay (or cause to be paid) to the Stockholders’ Agent any such refund or the amount of any such credit within ten (10) days after the receipt or utilization thereof.

(c) Parent and Stockholders’ Agent agree to furnish or cause to be furnished to the other party as promptly as reasonably practicable, such information (including access to books and records) and reasonable assistance relating to the Company or Surviving Corporation (as the case may be) as is reasonably necessary for the preparation and filing of any Tax Return contemplated in this Section 6.10 or for the prosecution or defense of any audit or proceedings relating to Taxes for which the Company or Surviving Corporation may be liable, or for the determination of the Tax savings recognized as set forth in Section 9.2(b) hereof. Parent and the Stockholders’ Agent shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or the Surviving Corporation, and each shall execute and deliver, subject to such party’s approval (which shall not be unreasonably withheld) such documents as are necessary to carry out the intent of this Section 6.10. Stockholders’ Agent shall have authority to negotiate and settle any Tax matter with respect to a Pre-Closing Tax Period. Parent shall provide, or cause to be provided to the Stockholders’ Agent or its designee, all powers of attorney to negotiate and settle or otherwise control such Tax matters.

6.11 Additional Covenants.

(a) Company shall use its best efforts to enter into amendments to the various agreements between ElementN Technologies S.A.L., a Lebanese corporation, and the Company, in forms acceptable to the Parent.

(b) Company shall use its best efforts to enter into amendments to the employment or consulting agreements with the individuals identified on Section 6.11(b) of the Company Schedule; provided, however, that such best efforts shall be deemed to exclude offering such individuals any such amendments prior to their being offered either employment with the Surviving Corporation or a severance arrangement with the Company.

(c) The Company shall have used its best efforts to cause each of Eric T. Brewer (formerly the President of PicoStar, LLC, a California limited liability company (“PicoStar”)) and Steve D. Beyer (formerly a partner of Beyer Weaver & Thomas LLP, a California limited liability partnership (“BWT”)) to have executed and delivered to the Company a declaration reasonably acceptable to Parent confirming substance and scope of the oral agreement (the “FutureTel Agreement”) entered into in or around September 2000 among PicoStar, BWT and FutureTel Inc., a Florida corporation (“FutureTel”), for the sale of certain patents (the “FutureTel Patents”) to PicoStar and other matters.

6.12 Closing Balance Sheet. Company covenants that it will prepare and deliver an unaudited consolidated balance sheet of the Company dated as of the Closing.

SECTION 7

7. Additional Agreements.

7.1 D&O Indemnification. For a period of seven (7) years following the Closing, Parent shall cause the Surviving Corporation to maintain in effect in the Surviving Corporation’s and each Company subsidiary’s organizational documents the provisions regarding limitation of liability and indemnification of current or former directors, officers and employees, and trustees or administrators of ERISA Plans, and the advancement of expenses incurred contained in the Articles or Certificates of Formation or of Incorporation, Limited Liability Company Agreements, Bylaws or other organizational documents, as applicable, immediately prior to the Closing and shall honor and fulfill to the fullest extent permitted by applicable law such limitation of liability and indemnification obligations. Subsequent to the Closing, Parent also agrees to cause the Surviving Corporation and each Company subsidiary to indemnify and advance expenses (subject to a customary undertaking to repay such advances if indemnity is ultimately determined to not be permitted) to current or former directors, officers and employees of the Company, the Surviving Corporation and each Company subsidiary, and trustees or administrators of Benefit Plans, to the same extent as provided in the preceding sentence.

7.2 Retention; Employee Benefit Plans. Parent shall cause the Surviving Corporation (or its subsidiaries) to offer employment to certain employees of the Company and its subsidiaries and to provide such employees as of the Closing Date with salaries, bonuses, benefits, ERISA Plans and programs (other than stock option, incentive or other equity programs) that, taken as a whole, are substantially equivalent to those in effect immediately prior to the Closing Date. It is understood that all such employment shall be on an at-will basis and any such ERISA Plans may be modified or terminated following the Closing Date. With respect to any ERISA Plan in which employees of the Company or any Company Subsidiary first become eligible to participate on or after the Closing Date (the “New Company Plans”), Parent shall cause the Surviving Corporation or such Company subsidiary, to the extent allowable by its third party providers, to (a) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees under any New Company Plans in which such employees may be eligible to participate after the Closing Date, and deductibles, coinsurance or maximum out-of-pocket payments made by such employee during the applicable plan year in which such employee first participates in the applicable New Company Plan shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans; provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, such employee was enrolled under the ERISA Plan immediately prior to the Closing of coverage in the New Company Plans; and (b) recognize service of employees accrued prior to the Closing Date for purposes of eligibility to participate and vesting credit (and levels of benefits) in any New Company Plan in which such employee may be eligible to participate after the Closing Date, to the extent such service would have been taken into account under the applicable ERISA Plan.

SECTION 8

8. Conditions to Obligations to Close.

8.1 Conditions to Parent’s and Merger Sub’s Obligation to Close. The obligations of Parent and Merger Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 4 above shall be true and correct as of the date of this Agreement and as of the Closing with the same force and effect as if then made, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such specified date; provided, however, that this Section 8.1(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be so true and correct, in the aggregate, do not constitute a Material Adverse Effect on the Company as of the Closing (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded);

(b) Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of Parent to control Company following the Effective Time of the Merger, or (D) affect materially and adversely the right of Company to own its assets (including without limitation its intellectual property assets) and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused any of the effects under clause (A), (B), (C), or (D) of this Section 8.1(c) to occur;

(d) the President and the Secretary of Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in 8.1(a) to 8.1(c) (inclusive), (e), (g), (h), and (l) is satisfied in all respects;

(e) Company shall have procured each consent designated as a “Key Consent” on Section 4.5(a) of the Company Schedule;

(f) Company shall provide Parent with certificates of good standing from the secretary of state or other appropriate agency for the states of New York and Delaware and any corresponding certificates for the Company’s operations in Romania;

(g) the Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in Section 4.5(b) hereof or disclosed in the Company Schedule;

(h) this Agreement and the Merger shall have been approved by the vote of the holders of at least a majority of the outstanding Company Common Stock and 100% of the outstanding Company Preferred Stock, and the holders of no more than 1% of the outstanding Company capital stock shall have exercised or indicated in writing their intention to exercise any appraisal rights with respect to the Merger;

(i) the Registration Rights Agreement dated March 17, 2006 to which the Company and certain Company stockholders are a party shall have been terminated;

(j) the Stockholders Agreement dated March 17, 2006, to which the Company and certain Company stockholders are a party shall have been amended so as to have an effective date of termination 60 days after the Closing Date;

(k) Parent shall have received an opinion of Sonnenschein Nath & Rosenthal LLP, counsel to Company, in the form of Exhibit B attached hereto;

(l) a Material Adverse Effect on Company shall not have occurred since the date of this Agreement;

(m) the key employees listed on Schedule 8.1(m) of the Company Schedule shall have entered into offer letters and/or non-competition agreements in the form attached hereto as Exhibit C;

(n) Company shall have repaid all amounts outstanding, including interest, pursuant to that Loan and Security Agreement between the Company and Silicon Valley Bank dated July 19, 2006, as amended (the “SVB Facility”), and shall have terminated the SVB Facility and all liens related thereto shall have been released. As of the Closing Date, Silicon Valley Bank shall have delivered UCC financing statement amendments for such liens in order to allow the filing of such amendments as promptly as practicable after the Closing Date.

(o) Company shall have entered into a stock-purchase agreement in form and substance reasonably acceptable to Parent to purchase the outstanding 1% equity position of MicroNets Romania not presently owned by the Company.

(p) The Collaboration Agreement between Company and MicroNets Romania shall have been amended in the manner acceptable to Parent.

(q) The Company shall have used its best efforts to cause Eric T. Brewer to have executed and delivered to the Company a release of all claims that he has or may have with respect to or against any of the Company and the FutureTel Patents or in connection with any agreements between Eric T. Brewer and the Company and matters ancillary thereto, which release shall be reasonably acceptable to Parent.

(r) Trident Capital, Inc., shall have released any and all security interests and liens in any assets of Company or its subsidiaries by having delivered to Parent, at or prior to Closing, UCC financing statement amendments for such interests and liens in order to allow the filing of such amendments as promptly as practicable after the Closing Date.

(s) The Company shall have delivered to Parent a balance sheet of the Company as of the business day immediately preceding the Closing Date, and such balance sheet shall be correct in all material respects.

Parent may waive any condition (in whole or in part) specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

8.2 Conditions to Company’s Obligation to Close. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 5 above shall be true and correct as of the date of this Agreement and as of the Closing with the same force and effect as if then made, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such specified date; provided, however, that this Section 8.2(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be so true and correct, in the aggregate, do not constitute a Material Adverse Effect on the Parent as of the Closing (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Parent, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded).

(b) Parent and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date; and

(c) a duly authorized officer of Parent and Merger Sub shall have delivered to Company a certificate to the effect that each of the conditions specified above in Section 8.2(a) to 8.2(b) (inclusive) is satisfied in all respects.

Company may waive any condition (in whole or in part) specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

SECTION 9

9. Survival of Representations, Warranties and Covenants; Indemnification.

9.1 Survival of Representations and Warranties. All covenants of Company to be performed prior to the Effective Time of the Merger, and all representations and warranties of Company in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time of the Merger. The Company acknowledges that Parent is entitled to rely on the representations and warranties made by the Company regardless of any independent investigation or diligence efforts by Parent.

9.2 Indemnification.

(a) Indemnification. Parent, Merger Sub and each of their respective Affiliates shall be entitled to seek indemnification from each holder of Company Series A Preferred Stock, severally but not jointly, for any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, diminutions in value, expenses, and fees, including court costs and attorneys’ fees and expenses in connection with any action, suit or proceeding (collectively “Losses”) that Parent, Merger Sub or any of their respective Affiliates has incurred, suffered or accrued by reason of (i) any inaccuracy or breach by Company of any representations or warranties contained herein (including the Company Schedule), (ii) any breach or failure to perform by Company of any covenant or agreement of Company contained herein and (iii) any and all liability for Taxes concerning or attributable to the Company or any of its subsidiaries or their respective operations for any Pre-Closing Tax Period, except as reflected as an accrued Tax liability (excluding any reserve for deferred Taxes established to reflect timing difference between book and Tax income) on the face or in the footnotes of the Most Recent Financial Statement (“Pre-Closing Taxes”; and the Losses set forth in clauses (i)-(iii) being collectively referred to as “Parent Losses”). Notwithstanding anything to the contrary herein or any other Company Ancillary Agreement, after the Closing, any Parent Losses shall be recovered from the holders of Company Series A Preferred Stock.

(b) Limitations.

(i) Except with respect to Losses as a result of breaches of the representations and warranties contained in Sections 4.3, 4.4, 4.15 and 4.17 hereof and with respect to any indemnity for any Pre-Closing Taxes, Parent, Merger Sub and its Affiliates may not receive any amounts as set forth herein unless and until the aggregate amount of Parent Losses exceeds $100,000. In such case Parent, Merger Sub and its Affiliates may thereafter recover, in the manner set forth in Section 9.2(a) above, the total of the Parent Losses, including the first $100,000.

(ii) No holder of Company Series A Preferred Stock shall be required to indemnify Parent, Merger Sub or any of their Affiliates for any Parent Losses in an amount greater than the aggregate Preferred Stock Per Share Merger Consideration actually received by such holder.

(iii) Following the Closing, the sole remedy of Parent, Merger Sub or any of their Affiliates for any and all claims (including Parent Losses) with respect to this Agreement and the Company Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby shall be as set forth in this Section 9.2, and no such person shall have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, against the other parties with respect thereto, all of such remedies, entitlements and recourse being expressly waived by such parties to the fullest extent permitted by applicable law. Notwithstanding the foregoing provisions of this paragraph (b), nothing herein shall limit any remedy for fraud or criminal conduct (in which case, only the party committing such fraud or criminal conduct shall share any responsibility for such claim).

SECTION 10

10. Termination.

10.1 Termination of the Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Parent and Company may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

(b) Parent and Merger Sub may terminate this Agreement by giving written notice to Company at any time prior to the Closing (i) in the event the Company has breached any representation, warranty, or covenant contained in this Agreement, or if the representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in 8.1(a) or 8.1(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue, provided that, if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts within ten (10) business days (the “Cure Period”), then Parent may not terminate this Agreement under Section 10.1(b) prior to the expiration of the Cure Period (it being understood that Company shall promptly notify Parent of any breach or inaccuracy and that Company shall continue to exercise commercially reasonable efforts to cure such breach), or (ii) if the Closing shall have failed to occur on or before May 7, 2008 (unless the failure results primarily from Parent or Merger Sub breaching any representation, warranty or covenant contained in this Agreement);

(c) Parent and Merger Sub may terminate this Agreement immediately if (i) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger or shall have resolved to do any of the foregoing, or (ii) Company or any of its Affiliates have breached or otherwise failed to comply with any provision of Section 6.6.

(d) Parent and Merger Sub may terminate this Agreement if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or Company’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger.

(e) Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (i) in the event Parent has breached any representation, warranty, or covenant contained in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied as of the time of such beach or as of the time such representation or warranty shall have become untrue, provided that, if such inaccuracy in the representations or warranties of Parent or breach by Parent, as applicable, is curable by Parent, as applicable, within the Cure Period through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 10.1 prior to the expiration of Cure Period (it being understood that Parent shall promptly notify Company of any breach or inaccuracy and that Parent shall continue to exercise commercially reasonable efforts to cure such breach and Company has notified Parent of the breach), or (ii) if the Closing shall not have occurred on or before May 7, 2008, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from Company breaching any representation, warranty or covenant contained in this Agreement).

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that each Party hereto shall remain liable for any willful breach of any representation, warranty, covenant or other provision of this Agreement that occurs prior to the Agreement’s termination; and provided further, however, that the provisions of Sections 6.4(a), 6.4(c), 10.3 and 11 shall survive termination.

10.3 Transaction Expenses. Whether or not the Merger is consummated, each party will bear its own costs and expenses (including legal and accounting fees and expenses and any investment banking or advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that upon Closing Parent shall assume up to $250,000 in legal fees of the Company and shall pay such legal fees after the Closing.

SECTION 11

11. Miscellaneous.

11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Parent and Company; provided, however, that Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Parent will use commercially reasonable efforts to advise the Company prior to making the disclosure).

11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the exhibits hereto) and the Nondisclosure Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder; provided further, however, that in the case of any such delegation Parent shall (in a writing reasonably satisfactory to the Stockholder’s Agent) guarantee the due performance of the obligations so delegated.

11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. PDF and facsimile signatures shall be legally sufficient for all purposes hereof.

11.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) on the same business day if receipt of facsimile transmission is confirmed, or one business day after the business day of facsimile transmission, if delivered by facsimile transmission, and shall be addressed to the intended recipient as set forth below:

If to Parent or Merger Sub:

Vignette Corporation

1301 S. MoPac Expressway, Suite 100

Austin, TX 78746

Attention: Bryce Johnson

Facsimile No: 512-741-4325

Copies to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746-5546

Attention: Brian Beard, Esq.

Facsimile No: 512-338-5499

If to Company:

MicroNets, Inc.

43 West 24th Street, 2nd Floor

New York, NY 10010

Attention: Mark Brenner

Facsimile No: (646) 224-5569

Copy to:

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Michael R. Flynn

Facsimile No: 212-768-6800

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days’ advance written notice to the other parties pursuant to the provisions above.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.9 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Delaware. The Parties hereby consent to the jurisdiction of the Delaware Chancery Court and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and Company (prior to Closing) or by Parent and the Stockholder’s Agent (subsequent to Closing). No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

11.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14 Attorneys’ Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.15 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

Company:	MicroNets, Inc.

	By:	/s/ Mark Brenner
Mark Brenner
President and Chief Executive Officer

Parent:	Vignette Corporation

	By:	/s/ Michael A. Aviles
Michael A. Aviles
Chief Executive Officer

Merger Sub:	Silver Stream Corporation

	By:	/s/ Michael A. Aviles
Michael A. Aviles
President

[MERGER AGREEMENT SIGNATURE PAGE]

Agreed with regard to the obligations set forth in Section 9 only:

Holders of Company Series A Preferred Stock:

Narrowcast Ventures, LLC		Trident Capital Fund-VI, L.P. Trident Capital Fund-VI Principals Fund, L.L.C.

By:	/s/ Mark Brenner	Executed by the undersigned as an authorized signatory of the General Partner of Trident Capital Fund-VI, L.P., and of the Managing Member of Trident Capital Fund-VI Principals Fund, L.L.C.
Name:	Mark Brenner
Title:	Managing Partner

		By:	/s/ Evangelos Simoudis
		Name:	Evangelos Simoudis
		Title:	Managing Director

[MERGER AGREEMENT SIGNATURE PAGE]